Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of December 16, 2006
REVENUE
Gross Income			$213,093,400
Less Cost of Goods Sold			104,876,870
Ingredients, Packaging & Outside Purchasing$	54,549,725
Direct & Indirect Labor	39,171,870
Overhead & Production Administration	11,155,275
Gross Profit			108,216,530

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	50,734,763
Advertising and Marketing	2,651,142
Insurance (Property, Casualty, & Medical)	11,998,031
Payroll Taxes	4,421,828
Lease and Rent	3,005,075
Telephone and Utilities	1,269,661
Corporate Expense (Including Salaries)	6,079,500
Other Expenses	28,789,130	(i)
Total Operating Expenses			108,949,130
EBITDA			(732,600)
Restructuring & Reorganization Charges	2,930,194	(ii)
Depreciation and Amortization	5,411,320
Abandonment	373,705
Other( Income)/Expense	38,078
Gain/Loss Sale of Prop	-
Interest Expense	3,808,053
Operating Income (Loss)			(13,293,950)
Income Tax Expense (Benefit)	(412,113)
Net Income (Loss)			$(12,881,837)

CURRENT ASSETS
Accounts Receivable at end of period			$139,904,217
Increase (Decrease) in Accounts Receivable for period			(8,125,858)
Inventory at end of period			66,058,242
Increase (Decrease) in Inventory for period			(912,497)
Cash at end of period			90,510,806	(iii)
Increase (Decrease) in Cash for period			8,899,508	(iii)
Restricted Cash			7,621,143	(iv)
Increase (Decrease) in Restricted Cash for period			14,847

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(316,030)
Increase (Decrease) Liabilities Subject to Compromise			(138,681)
Taxes payable:
Federal Payroll Taxes	$9,861,511
State/Local Payroll Taxes	5,280,227
State Sales Taxes	658,512
Real Estate and
Personal Property Taxes	9,390,628
Other (see attached supplemental schedule)	4,512,532
Total Taxes Payable			29,703,410

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
December 16, 2006

Description	Amount

Use Tax	$715,313
Accr. Franchise Tax	1,316,097
Other Taxes	2,481,122

Total Other Taxes Payable	$4,512,532

	7th period	YTD
(i) Other Expenses included the following items:
Employee benefit costs	13,320,744	93,982,868
Facility costs (excluding lease expense)	828,099	7,488,183
Distribution/transportation costs	11,257,067	81,168,893
Local promotional costs	1,132,826	7,314,187
Miscellaneous	2,250,394	14,867,210
	$28,789,130	$204,821,341

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	0	(6,266,395)
Asset impairments	0	1,078,947
Other	(60,007)	1,463,444
Reorganization expenses
Professional fees	3,135,316	21,590,428
Interest income	(203,181)	(1,924,622)
Adjustments to lease rejection expense	(58,690)	38,925
KERP & restructuring bonus plans	116,756	817,290
(Gain)/loss on sale of assets	0	(824,946)
	$2,930,194	$15,973,071

(iii) We have reclassified in accordance with GAAP our negative book cash balances for certain of the banks at which we maintain accounts. Included in accounts payable at December 16, 2006 are checks written in excess of bank balances totaling approximately $28.8 million. Accordingly the ending balance of $90.5 million at December 16,
2006 is not reduced for these outstanding checks.

(iv) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $2.3 million. Fiscal year-to-date capital spending through December 16, 2006 totaled $14.7 million.

EXPLANATORY NOTES TO THE

INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF DECEMBER 16, 2006

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended December 16, 2006 and balances of and period changes in certain of the Company’s accounts as of December 16 2006, is unaudited and subject to quarter-end and year-end adjustment prior to the filing of the Company’s fiscal 2007 third quarter Form 10-Q and Annual Report with the Securities and Exchange Commission (SEC). This MOR should be read in conjunction with the Company’s first and second quarter 2007 Form 10-Qs that were filed with the SEC on December 21 and 22, 2006, respectively. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year. Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s recently filed Form 10-Qs.

3.

This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP). This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.

As of December 16, 2006 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. As of December 16, 2006 there were $104.9 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $73.5 million as of December 16, 2006. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder. (See Note 8 to the Company’s financials statements included in the fiscal 2007 second quarter Form 10-Q for additional information.)

5.

On December 21, 2006 the Company filed its fiscal 2006 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first fiscal quarter of 2007. On December 22, 2006 the Company filed its Quarterly Report on Form 10-Q for the second fiscal quarter of 2007. All of the financial reports noted herein and filed with the SEC should be read together and concurrently with this MOR for a comprehensive description of our current financial condition and operating results.